Exhibit 4.6

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

LONG TERM INCENTIVE PLAN

FORM OF PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD

AGREEMENT

DIRTT Environmental Solutions Ltd. (the “Corporation”), has granted to the individual listed below (the (“Participant”) an Award in the form of Restricted Share Units pursuant to the DIRTT Environmental Solutions Ltd. Long Term Incentive Plan (as amended and/or restated from time to time, the “Plan”). Each Restricted Share Unit represents the future conditional right of the Participant to receive a cash payment equal to the Fair Market Value of a common share of the Corporation (a “Share”) calculated at the date of such payment, or, at the Corporation’s and Employer’s sole discretion, its equivalent in Shares (or a combination of cash and Shares), at the time, in the manner, and subject to the terms contained herein (which includes, for Participants who are U.S. Participants, the additional terms and conditions provided under Exhibit A hereto). By electronically accepting this Award Agreement through his or her Shareworks account with Morgan Stanley, the Participant is deemed to have accepted the terms and conditions of the Plan and this Award Agreement.

In the event of any conflict or inconsistency between the terms of the Plan and this Award Agreement, the terms of the Plan shall supersede and govern in all respects. Any capitalized terms not defined herein are defined in the Plan.

1.    Grant Terms.

Participant Name: [                                ]

The Participant is a (Participant to check one box): U.S. Participant  ☐ or Canadian Participant  ☐ or Both  ☐

Date of Grant: [                                ] (the “Date of Grant”)

RSU Service Year: (Canadian Participants only): [                    ]

Target Number of Restricted Share Units Subject to Award: [                    ] Restricted Share Units (the “Target Number of Restricted Share Units”)

Performance Period: [                    ] through [                    ] (the “Performance Period”)

Performance Criteria: Subject to this Award Agreement, the Plan and the other terms and conditions set forth herein, this Restricted Share Unit shall become vested in the manner set forth on Exhibit B attached hereto (the “Performance Criteria”) so long as the Participant remains continuously employed by the Corporation or its Affiliates from the Date of Grant through the end of the Performance Period .

Determination Date: The date the Committee shall determine, in its sole discretion, whether the Performance Goal(s) have been achieved (the “Determination Date”), such date being as soon as administratively practicable following the end of the Performance Period after all necessary Corporation information is available.

2.    Restricted Share Unit Account; No Shareholder Rights.

a.    Restricted Share Unit Account. An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Corporation for the Participant. On the Date of Grant, the Restricted Share Unit Account will be credited with the Target Number of Restricted Share Units granted to the Participant on that date.

b.    Dividend-Equivalent Right. Each Restricted Share Unit shall include a Dividend-Equivalent Right such that on the payment date for cash dividends paid on Shares (the “Dividend Payment Date”), the Participant’s Restricted Share Unit Account shall be credited with additional Restricted Share Units in respect of Restricted Share Units credited to and outstanding in the Participant’s Restricted Share Unit Account as of the record date for payment of such dividends (the “Dividend Record Date”). The number of such additional Restricted Share Units to be credited to the Participant’s Restricted Share Unit Account will be calculated (to two (2) decimal places) by dividing the total amount of the dividends that would have been paid to the Participant if the Restricted Share Units in the Participant’s Restricted Share Unit Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value of a Share on the Dividend Payment Date. The terms and conditions of any such additional Restricted Share Units shall be identical to the underlying Restricted Share Units held by the Participant, including conditions of vesting and timing of settlement. For the avoidance of doubt, no additional Restricted Share Units will be credited or granted pursuant to this Section 2(b) where the Dividend Record Date relating to dividends falls after the termination of the Participant’s employment with or the cessation of services to the Corporation and its Affiliates, as applicable, or the settlement of such Restricted Share Units, whichever occurs first.

c.    The Restricted Share Units shall not entitle the Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, entitlement to receive dividends or other distributions, or rights on liquidation.

3.    Vesting and Forfeiture.

a.    General Rule. Subject to the terms of the Plan and this Award Agreement, on the Determination Date the Committee shall determine the number of Restricted Share Units that become Vested Restricted Share Units based on the achievement of the Performance Criteria over the Performance Period, provided that the Participant has been continuously employed by the Corporation or its Affiliates from the Date of Grant through the end of the Performance Period . The number of Restricted Share Units which may become Vested Restricted Share Units will be between 0% and [            ]% of the Target Number of Restricted Share Units depending on whether and to what extent the Performance Criteria are achieved.    If none of the Restricted Share Units become Vested Restricted Share Units, then the Participant will automatically forfeit his or her rights to all Restricted Share Units in the Restricted Share Unit Account as of the Determination Date.

b.    Termination of Employment. [                    ].

4.    Settlement.

a.    General. On a date to be determined by the Committee, in its sole discretion, following the day on which any Restricted Share Units become Vested Restricted Share Units (and, where the Participant is a Canadian Participant prior to or on the date which is three (3) years following the end of the relevant RSU Service Year) (the “Restricted Share Unit Entitlement Date”), such Vested Restricted Share Units shall be paid by the Participant’s Employer to the Participant or the Participant’s Beneficiary, as applicable. The Fair Market Value of the Vested Restricted Share Units so paid at such time shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Employer, be paid in cash. At the Employer’s discretion, the Employer may elect to settle the cash payment obligation in respect of a Restricted Share Unit in the form of Shares (or in a combination of cash and Shares), in which case the Employer shall cause the Corporation to deliver such Shares directly to the Participant. For greater certainty, (i) the Participant shall not have any right to demand, be paid in, or receive Shares in respect of any Restricted Share Units; and (ii) notwithstanding any election by the Corporation or Employer to settle any Restricted Share Unit in the form of Shares, the Corporation and Employer reserves the right to change its election in respect thereof at any time until payment is actually made.

b.    Fractional Units. If the Corporation and Employer exercise their discretion to settle a Restricted Share Unit in Shares, any fractional Restricted Share Unit that becomes a Vested Restricted Share Unit shall be rounded down at the time Shares are issued in settlement of such Restricted Share Unit. No fractional Shares, nor the cash value of any fractional Shares, will be issuable or payable to the Participant pursuant to this Agreement. Any Shares issued hereunder shall be delivered either by delivering one or more certificates for such Shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of any Shares or cash delivered upon settlement of the Restricted Share Unit shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5.    Acknowledgement. The Participant has received and reviewed a copy of the Plan and agrees to be bound by the terms and conditions of the Plan.

6.    Additional Provisions.

a.    Withholding. The Corporation or any Affiliate is authorized to deduct or withhold from any payment due to transfer made upon settlement of Vested Restricted Share Units such amount as may be necessary so as to ensure the Corporation and any Affiliate will be able to comply with any Applicable Withholding Taxes. The Committee shall determine, in its sole discretion, the form of payment acceptable to satisfy such tax withholding obligations. For additional information please see Section 9(j) of the Plan.

b.    Clawback. The Restricted Share Units are subject to any written clawback policies that the Corporation, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date of the Plan, including, but not limited to, any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Corporation determines should apply to Awards. Any such policy may subject the Participant’s Restricted Share Units and amounts paid or realized with respect to Restricted Share Units to reduction, cancellation, forfeiture, or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Corporation’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

c.    Additional Terms. The terms and conditions of this Award are governed by the Plan, and this Award is also subject to all interpretations, amendments, rules and regulations which may from time to time be adopted under the Plan.

d.    Entire Agreement. This Award Agreement and the Plan and the Exhibits and Schedules thereto constitute the entire agreement of the parties hereto with regard to the subject matter hereof. They supersede in their entirety all other prior undertakings, agreements, representations or understandings (whether oral or written and whether express or implied) of the Participant and the Corporation which relate to the subject matter hereof; provided, however, that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of this Award Agreement.

e.    Agreement Severable. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person under any law deemed applicable by the Committee, that provision will be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, that provision will be stricken and the remainder of this Award Agreement will remain in full force and effect.

f.    Service Provider Relationship. The grant of the Restricted Share Units will not be construed as giving the Participant the right to be employed or serve as an officer, director, or consultant of the Corporation or any Affiliate. Further, the Corporation or an Affiliate may at any time dismiss the Participant from employment or from service as an officer, director, or consultant free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan.

g.    Governing Law. Except where foreign law is applicable, the validity, construction, and effect of the Plan, this Award Agreement, and any rules and regulations relating to the Plan and this Award Agreement will be determined in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta.

h.    Electronic Delivery. The Corporation may deliver any documents (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) related to the Restricted Share Units granted under this Award Agreement by electronic means and may request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign this Award Agreement through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

i.    Amendment, Suspension and Termination. This Award Agreement and the Plan may be amended or otherwise modified, suspended or terminated at any time or from time to time as provided in Sections 5 and 8 of the Plan, Section 8 of Schedule A to the Plan, and Exhibit A of this Award Agreement.

j.    Notices. Any notice or other communication to be given under or in connection with this Award Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Corporation to the Participant, five days after deposit in the mail, postage prepaid, addressed to the Participant at the address on file with the Corporation or Employer or at such other address as the Participant may hereafter designate by notice to the Corporation.

k.    Transferability. No Restricted Share Unit may be assigned, alienated, pledged, attached, sold, or otherwise transferred by a Participant other than by will, by the laws of descent, or by the designation of a Beneficiary by a Participant and any such purported assignment, alienation, pledge, attachment, sale, or other transfer or encumbrance will be void and unenforceable against the Corporation or any Affiliate.

l.    Successors and Assigns. The Corporation may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Corporation. Subject to the restrictions on transfer set forth in the Plan and in Section 6(k) of this Award Agreement, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.

m.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

n.    Compliance with Securities Law. Notwithstanding any provision of this Award Agreement to the contrary, if the Corporation and Employer exercise their discretion to settle a Restricted Share Unit in Shares, no Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares are then listed. In addition, so long as the Corporation is subject to the Securities Act, if the Restricted Share Unit is settled in Shares, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares or (b) in the opinion of legal counsel to the Corporation, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Corporation of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. If the Restricted Share Unit is settled in Shares, as a condition to any issuance of Shares hereunder, the Corporation may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Corporation.

o.    Data Privacy Waiver. By accepting the grant of the Restricted Share Units, the Participant hereby agrees and consents to:

i.    the collection, use, processing and transfer by the Corporation and its Affiliates (collectively, the “Group”) of Data (as defined below);

ii.    any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.    the use of such Data by any such person for such purposes; and

iv.    the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of this Section 6(o), “Data” means the Participant’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Shares granted to the Participant and of Shares issued or transferred to the Participant pursuant to the Plan.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:
Name:
Title:

EXHIBIT A

ADDITIONAL PROVISIONS FOR

PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

FOR U.S. PARTICIPANTS IN THE

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

LONG TERM INCENTIVE PLAN

The additional terms and conditions of this Exhibit A shall apply to the Award of Restricted Share Units for any Participant who is a U.S. Participant.

1.    Settlement of Awards. Irrespective of Section 9(y) of the Plan and Section 4 of the Award Agreement, the Restricted Share Units shall be settled no later than seventy (70) days after becoming Vested Restricted Share Units and in any event before March 15 of the year following the year in which the Performance Period ends. Notwithstanding the foregoing, the Corporation may delay a distribution or payment in settlement of Vested Restricted Share Unit if it reasonably determines that such payment or distribution will violate federal securities laws or any other applicable law, provided that such distribution or payment shall be made at the earliest date at which the Corporation reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 1 if such delay will result in a violation of Section 409A of the Code.

2.    Code Section 409A. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the limitations and requirements of Section 409A, and Awards will be operated and construed accordingly. Neither the Plan nor this Award Agreement contains any representation regarding the tax consequences of the grant, vesting, settlement, or sale of the Restricted Share Units (or the Shares underlying such Award), and should not be interpreted as such. In no event shall the Corporation or Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding any provision in the Plan or the Award Agreement to the contrary, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under the Restricted Share Unit that would be subject to additional taxes and interest under Section 409A if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (a) the date of the Participant’s death, or (b) the date that is six (6) months after the Participant’s “separation from service,” as defined under Section 409A (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date; provided, however, that if the U.S. Participant is also a Canadian Participant, the Restricted Share Units must be settled by the date specified in Section 7(c)(iv) of the Plan. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date; provided, however, if the U.S. Participant is also a Canadian Participant, such payment will not be made later than the date specified in Section 7(c)(iv) of the Plan. The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith; provided, however, in the case of a U.S. Participant that is also a Canadian Participant, if the applicable provisions of Section 409A are contrary to the provisions of the Tax Act, the more restrictive body of law shall control.

3.    Termination Date. The Termination Date shall not occur until the date that the Participant experiences a “separation from service” within the meaning of Section 409A.

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4.    Employment Relationship. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment or service relationship with the Employer shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Employer for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of the employment or service relationship, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

5.    Conformity to Applicable Law. The Participant acknowledges that the Plan, the Award Agreement and this Exhibit A are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Share Units are granted, only in such a manner as to conform to applicable law. To the extent permitted by applicable law, the Plan, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to applicable law.

6.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Award Agreement or this Exhibit A, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Share Units, including Restricted Share Units resulting from Dividend-Equivalent Rights, and the Award Agreement and this Exhibit A shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.    Additional Disclosure. Along with the Award Agreement, the Participant also received a copy of the Form S-8 prospectus summarizing the principal features of the Plan. The Participant should review the plan prospectus carefully so that he or she fully understands his or her rights and benefits under the Award and the limitations, restrictions and vesting provisions applicable to the Award.

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EXHIBIT B

PERFORMANCE CRITERIA FOR

PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

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